EXHIBIT 99

November 13, 1998                         National Bank & Trust
                                          P.O. Box 711
NEWS RELEASE                              Wilmington, Ohio 45177-2255
Contact:  Andy McCreanor
          1 (937) 382-1441

     The National Bank and Trust Company, its holding company,
InterCounty Bancshares, Inc., and Arnold Jones Insurance Agency, Inc., announced that they have signed an agreement for the acquisition of the insurance agency by National Bank and Trust. National Bank and Trust, founded in 1859 and headquartered in Wilmington, Ohio, offers an extensive line of financial products and services to small business, agriculture, trust customers, and Individual consumers from fifteen offices in Clinton, Brown, Clermont, Highland and Warren Counties in Ohio. At September 30, 1998, InterCounty Bancshares and National Bank and Trust had consolidated assets of $504 million.

     Arnold Jones started the insurance agency in June of 1974 in Waynesville and ran the business with the help of his spouse, JoAnn. They primarily sold personal auto and homeowners insurance. Richard Jones joined the agency in January 1977 and at that time expanded its lines of insurance to include commercial and life insurance. Diana Edwards joined the firm in June 1982 and currently serves as office manager. Arnold Jones Insurance Agency represents Grange Mutual Casualty Co., Travelers Insurance Co. and State Auto Insurance
Co., as well as many others. It offers auto, home, farm, commercial, life and hospitalization insurance, and annuity products. The Agency is licensed in Ohio and serves customers primarily in southwestern Ohio.

     Under the terms of the agreement, the shareholders of Jones
Insurance will receive a total of 17,780 shares of InterCounty
Bancshares for all of the outstanding shares of Jones Insurance. The acquisition is expected to be consummated in December 1998.

     Mr. Jones stated, "We are excited about joining forces with National Bank and Trust to offer expanded financial and insurance products to our clients. It's a good opportunity for the agency to better serve its customers."
Timothy L. Smith, President and CEO of National Bank and Trust, stated, "Over the last three to five years, it has become inevitable that the banking industry and insurance industry would come together. The opportunity to have an excellent company like Jones Insurance Agency become part of National Bank and Trust is significant as this trend continues."